Exhibit 5

OPINION OF DE BRAUW BLACKSTONE WESTBROEK

DE BRAUW BLACKSTONE WESTBROEK

Advocaten            Notarissen            Belastingadviseurs

Tripolis 300 Burgerweeshuispad 301

P.O. Box 75084 1070 AB Amsterdam The Netherlands

Telephone: (31-20) 5 771 771

Facsimile: (31-20) 5 771 775

Qiagen N.V.

Spoorstraat 50

5911 KJ Venlo

The Netherlands

J.J.J. Schutte – advocaat

Telephone: + 31 20 577 14 44

Facsimile: + 31 20 577 17 72

E-mail: jjjschutte@dbbw.nl

Amsterdam, 28 July 2003

Our ref.:             f:\396\71077561\l002-396.doc

Dear Sirs,

Qiagen N.V.

SEC Registration

of 5,000,000 common shares

in the share capital of Qiagen N.V.

1	Introduction

I have acted on behalf of De Brauw Blackstone Westbroek N.V. as Dutch legal adviser (advocaat) to Qiagen N.V., with corporate seat in Venlo, (the “Company”) in connection with the registration (the “Registration”) by the Company with the United States Securities and Exchange Commission (the “SEC”) of 5,000,000 common shares, each having a nominal value of EUR 0.01, in the Company’s share capital, to be newly issued by the Company upon the exercise of rights (the “Options”) to subscribe for shares in the Company’s share capital granted under the Plan (as defined below) (the “Shares”). I have taken instructions solely from yourselves.

2	Dutch Law

This opinion is limited to Dutch law as applied by the Dutch courts and published and in effect on the date of this opinion. It is given on the basis that all matters relating to it will be governed by, and that it (including all terms used in it) will be construed in accordance with, Dutch law.

3	Scope of Inquiry; definitions

For the purpose of this opinion, I have examined the following documents:

3.1 A photocopy of a notarial copy of the Company’s deed of incorporation and the Company’s articles of association as most recently amended on 3 July 2000 according to the trade register extract referred to in paragraph 3.2, all as filed with the chamber of commerce and industry for Roermond (the “Chamber of Commerce”).

3.2 A faxed copy of a trade register extract regarding the Company provided by the Chamber of Commerce and dated 28 July 2003.

3.3 A print of an e-mailed copy, received by me on 15 July 2003, of the Qiagen N.V. 1996 Employee, Director and Consultant Stock Option Plan (the “Plan”).

3.4 A faxed copy of an extract, received by me on 28 July 2003, from the minutes of the Company’s general meeting of shareholders held on 11 June 2003, including a resolution to extend until June 11, 2008 the authority of the Company’s supervisory board (raad van commissarissen) to (i) grant rights to subscribe for shares up to a maximum of the authorized share capital of the Company; and (ii) limit or exclude any pre-emptive rights (voorkeursrechten) to which shareholders may be entitled (such resolution, together with any earlier or later resolutions to the same effect, the “Delegations”), as well as a resolution to approve an amendment of the Plan in order to increase the number of common shares available under the Plan by 5,000,000 shares.

3.5 A print of an e-mailed copy of a written resolution of the Company’s supervisory board dated 18 February 2003 in respect of an allocation of common shares destined for the exercise of options granted under the Plan and the appointment of a compensation committee of the Company’s supervisory board (the “Compensation Committee”) (such resolution, together with any earlier or later resolutions to the same effect, the “Allocation Resolutions”).

3.6 A print of an e-mailed copy of the minutes of a meeting of the Compensation Committee held on 1 April 2002, including a resolution to grant Options (such resolution, together with any earlier or later resolutions to the same effect, the “Option Grant Resolutions”);

3.7 A print of an e-mailed copy, received by me on 18 July 2003, of a form of a option agreement for the Plan.

3.8 A print of an e-mailed copy of a draft dated 22 July 2003 of a registration statement on Form S-8 relating to the Registration (excluding the documents incorporated in the registration statement by reference and any annexes to it) (the “Registration Statement”).

In addition, I have obtained the following confirmations given by telephone on the date of this opinion:

3.9 Confirmation from the office of the bankruptcy division (faillissementsgriffie) of the Roermond district court that the Company is not registered as having been declared bankrupt or granted suspension of payments.

My examination has been limited to the text of the documents and I have not investigated the meaning and effect of any document governed by a law other than Dutch law under that other law.

4	Assumptions

For the purpose of this opinion, I have made the following assumptions:

4.1 All copy documents conform to the originals and all originals are genuine and complete.

4.2 Each signature is the genuine signature of the individual concerned.

4.3 The extracts from minutes referred to in paragraph 3 are a true record of the proceedings described in them in duly convened, constituted and quorate meetings and the resolutions set out in those minutes and any other resolutions referred to in paragraph 3, (i) were validly passed and remain in full force and effect without modification, and (ii) comply with the requirements of reasonableness and fairness (redelijkheid en billijkheid) under Dutch law. Any confirmation referred to in paragraph 3 is true.

4.4 The Options to be granted and accepted under the Plan will have been granted and accepted in accordance with the provisions of the Plan.

4.5 The Options will have been granted by the Company and accepted and exercised by the Option grantees, and the Shares will have been issued by the Company and accepted by the exercising holders of Options, in accordance with all applicable laws (including, for the avoidance of doubt, Dutch law and including, without limitation, (i) that the Options are offered in accordance with the 1995 Act on the supervision of the securities trade (Wet toezicht effectenverkeer 1995; the “Securities Act”), by means of such offers being within a closed circle (besloten kring) to employees of the Company or the companies’ of its group (within the meaning of Section 2:24b Civil Code (Burgerlijk Wetboek)), to non-residents of the Netherlands in compliance with the requirements of section 3 of the Exemption Regulation under the 1995 Act on the supervision of the securities trade (Vrijstellingsregeling Wet toezicht effectenverkeer 1995) or otherwise in accordance with the Securities Act and (ii) that insider trading (voorwetenschap) rules under the Securities Act are complied with).

4.6 Allocation Resolutions and Option Grant Resolutions have been or will have been adopted in respect of Options relating to an aggregate of at least 5,000,000 Shares.

4.7 All Shares to be issued pursuant to the exercise of Options are newly issued Shares.

4.8 At the time of grant of the Options and at the time of issue of the Shares both the Company’s authorised share capital (maatschappelijk kapitaal) and the relevant Delegation are sufficient to allow for the issue of the Shares.

4.9 The Shares will have been (i) issued in the form and manner prescribed by the Company’s articles of association at the time of issue and (ii) validly accepted by the Option holders exercising their Options.

4.10 The nominal amount of the Shares and any agreed share premium will have been validly paid.

4.11 The Registration Statement has been or will have been filed with the SEC in the form referred to in paragraph 3.

5	Opinion

Based on the documents and confirmations referred to and the assumptions in paragraphs 3 and 4 and subject to the qualifications in paragraph 6 and to any matters not disclosed to me, I am of the following opinion:

The Shares have been duly authorised and, when issued, will have been validly issued in accordance with Dutch law and fully paid. The holders of the Shares will not be liable for the Company’s obligations, except in the case of abuse of the Company’s legal personality and other exceptional circumstances.

6	Qualifications

This opinion is subject to the following qualifications:

6.1 This opinion is subject to any limitations arising from bankruptcy, insolvency, liquidation, moratorium, reorganisation and other laws of general application relating to or affecting the rights of creditors.

6.2 The trade register extract referred to in paragraph 3 does not provide conclusive evidence that the facts set out in it are correct. However, under the 1996 Trade Register Act (Handelsregisterwet 1996), subject to limited exceptions, a company cannot invoke the incorrectness or incompleteness of its trade register registration against third parties who were unaware of it.

6.3 The confirmation from the office of the bankruptcy division referred to in paragraph 3 does not provide conclusive evidence that the Company has not been declared bankrupt or granted suspension of payments.

7	Reliance

This opinion is solely for the purpose of the Registration. It is not to be transmitted to anyone nor is it to be relied upon for any other purpose or quoted or referred to in any public document or filed with anyone without my written consent except that it may be filed with the SEC as an exhibit to the Registration Statement (but I do not admit that I am a person whose consent for that filing is required under Section 7 of the United States Securities Act of 1933, as amended).

Yours faithfully,

/s/ J.J.J. SCHUTTE
J.J.J. Schutte for De Brauw Blackstone Westbroek N.V.